AMERICA FIRST APARTMENT INVESTORS, INC. ANNOUNCES

RESULTS FOR THE FIRST QUARTER 2007

OMAHA, Neb.—(May 7, 2007)—America First Apartment Investors, Inc. (NASDAQ: APRO (the “Company” or “APRO”)), a multifamily real estate investment trust, today announced its financial results for the first quarter ended March 31, 2007.

Net loss for the quarter ended March 31, 2007 was $1,090,000, or $0.10 per share, compared to net income of $172,000, or $0.02 per share, in the first quarter of 2006. The net loss for the quarter was primarily attributable to increased deprecation and amortization resulting from the Company’s acquisitions of additional multifamily apartments during 2006 and increased general and administrative costs as a result of the Company’s evaluation of strategic alternatives and associated legal and financial advisory costs.

First quarter rental revenues increased by $3.6 million, or 33%, to $14.4 million. Fiscal 2006 property acquisitions accounted for $3.2 million of the rental revenue increase for the quarter. The Company had expected the 2006 acquisitions would have a greater impact on rental revenues; however, occupancy at the two Fayetteville, North Carolina properties acquired in September, which are in close proximity to Ft. Bragg, was lower than expected due to the deployment of additional personnel to Iraq and the recently announced extension of active soldiers’ tours of duty overseas. Rental revenues at the Company’s “same store” properties (properties owned for the entirety of both periods presented) increased by $440,000, or 4%, compared to the prior period in 2006.

However, the lower than anticipated revenues at the Fayetteville, North Carolina properties did not negatively impact the Company’s cash position due to a “revenue assurance” clause included within the purchase agreement. This clause allows the Company to recoup up to $600,000 of the purchase price of these properties if certain monthly revenue targets are not met during the first year of ownership. Although the receipt of these amounts is not recognized as rental revenue under generally accepted accounting principles, it does provide certainty as to cash collections at these properties. During the first quarter of 2007, the Company received $170,000 pursuant to this clause.

Funds from Operations (FFO) for the quarter decreased by $264,000 from the first quarter of 2006 to $3.0 million, or $0.27 per share. Fiscal 2006 acquisitions increased FFO by approximately $895,000. This benefit was offset by a $796,000 reduction in interest income and $353,000 of costs associated with the Company’s evaluation of strategic alternatives. Interest income decreased due to the repayment in 2006 of a $7.1 million mezzanine loan that the Company had held as an investment and to lower balances of cash and restricted cash during 2007 as these funds were used to make additional investments in multifamily properties.

Strategic Overview

The Company’s first quarter financial and operating results continue to reflect the successful execution of its strategic plan. APRO’s plan is designed to enhance the long term value of the Company’s real estate assets through a selective acquisition and disposition program that increases APRO’s presence in markets with positive growth potential. As part of that plan, the Company acquired eight properties during 2006 for aggregate consideration of $145.7 million. These properties increased the number of rental units in APRO’s portfolio by 32% or 1,966 units.

Under its strategic plan, APRO also looks to dispose of older, underperforming assets at valuations that take advantage of the current real estate market. The Company is currently marketing Waters Edge, a 108-unit property in Lake Villa, Illinois, and The Exchange at Palm Bay, located in Florida, to prospective buyers.

Looking Forward

“Overall, we are pleased with the first quarter’s operating results, as most of our markets demonstrated continued rental growth,” stated Jack Cassidy, APRO’s Chief Executive Officer. “We are devoting additional training and management attention to certain properties that did not meet our first quarter expectations, such as Elliot’s Crossing and Tregaron Oaks, and expect these efforts to yield improved performance.

“As we continue to grow our apartment portfolio, we remain disciplined in our selection and pricing in an acquisition market that continues to be highly competitive. We are focused on targeting locations in our current operating areas, further leveraging our local market knowledge and management presence. We are also investing more funds in upgrading kitchens, baths, floor coverings and lighting fixtures at several properties where we expect to be able to realize significant rent increases.”

Funds From Operations

The following sets forth a reconciliation of the Company’s net income as determined in accordance with GAAP and its FFO for the periods set forth (in thousands):

		For the Quarter Ended
	March 31, 2007		March 31, 2006
Net income (loss)	$(1,090)		$172
Depreciation	3,328		2,241
In-place lease amortization	687		269
Depreciation and amortization of
discontinued operations	53		216
Impairment of
securities	—		344
FFO	$2,978		$3,242

Weighted average number of shares outstanding — basic and diluted	11,046		11,036

FFO per share	$0.27		$0.29

The Company generally calculates FFO in accordance with the definition of FFO that is recommended by the National Association of Real Investment Trust (“NAREIT”). To calculate FFO under the NAREIT definition, depreciation and amortization expenses related to the Company’s real estate, gains or losses realized from the disposition of depreciable real estate assets, and certain extraordinary items are added back to the Company’s net income (loss). The Company has added back the 2006 impairment loss recognized on the Company’s agency securities and believes that this treatment is appropriate since NAREIT allows for the exclusion of gains and losses recognized in connection with the sale of a security in the determination of FFO. NAREIT does not specifically discuss how an impairment of a security should be handled.

The Company believes that FFO is an important non-GAAP measurement because FFO excludes the depreciation expense on real estate assets and real estate generally appreciates over time or maintains residual value to a much greater extent than other depreciable assets such as machinery or equipment. Additionally, other real estate companies, analysts and investors utilize FFO in analyzing the results of real estate companies.

While the Company uses the NAREIT definition of FFO, the Company’s FFO may not be comparable to other REITs or real estate companies with similar assets. This is due in part to the differences in capitalization policies used by different companies and the significant effect these capitalization policies have on FFO. Real estate costs incurred in connection with real estate operations which are accounted for as capital improvements are added to the carrying value of the property and depreciated over time whereas real estate costs that are expensed are accounted for as a current period expense. This affects FFO because costs that are accounted for as expenses reduce FFO. Conversely, real estate costs that are capitalized and depreciated are added back to net income to calculate FFO.

Although the Company considers FFO to be a useful measure of its operating performance, FFO should not be considered as an alternative to net income (loss) which is calculated in accordance with GAAP.

America First Apartment Investors, Inc. is an equity real estate investment trust which owns and operates multifamily apartment properties located primarily in the Southeast and Midwest regions of the United States. Its portfolio currently includes 31 multifamily properties and one commercial property. America First Apartment Investors, Inc. press releases are available on the World Wide Web at www.apro-reit.com.

Information contained in this Press Release contains “forward-looking statements” relating to, without limitation, future performance, plans and objectives of management for future operations and projections of revenue and other financial items, which can be identified by the use of forward-looking terminology such as “may,” “will,” “should,” “expect,” “anticipate,” “estimate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Several factors with respect to such forward-looking statements, including certain risks and uncertainties, could cause actual results to differ materially from those in such forward-looking statements. Reference is hereby made to the filings of America First Apartment Investors, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and its annual report on Form 10-K.

Additional Information and Where to Find It

The Company has filed a proxy statement with the SEC in connection with its 2007 annual meeting of shareholders. The Company, its directors and certain of its officers may be deemed, under the SEC’s rules, to be participants in a solicitation of proxies from the Company’s shareholders in connection with the 2007 annual meeting of shareholders. Information regarding those directors and officers and their respective interests is set forth in the proxy statement.

The proxy statement and other documents filed by the Company with the SEC are available free of charge at the SEC’s website (www.sec.gov). Investors should read the proxy statement because it contains important information.

Contact:
For America First Apartment Investors, Inc.

Investor Relations, 800-239-8787
or
Jack Cassidy, 914-285-1825